EXHIBIT 99.1

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

CELLSTAR IR

Moderator: Elaine Rodriguez

September 22, 2004

8:30 am CT

Operator:	Good morning ladies and gentlemen, and welcome to CellStar Corporation’s management review of its Asia Pacific Operations. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time, if you have a question, you will need to press the star then the number 1 on your push button phone and wait for your name to be announced.

CellStar management will also answer questions that are faxed to Investor Relations at 972-466-0288 or emailed to ir@cellstar.com. As a reminder, this conference is being recorded today, Wednesday, September 22, 2004. I will now turn the conference over to Elaine Rodriguez, Senior Vice President and General Counsel at CellStar.

Elaine Rodriguez:	Thank you, and good morning everyone. Today, CellStar executives will discuss certain subjects that will contain forward-looking information including future revenues, and business prospects for CellStar. Actual results and experience could differ materially from anticipated results or expectations.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

A variety of risk factors, including the company’s ability to implement its business strategy, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, to improve its operating margins, secure adequate financial resources, comply with debt covenants and continually turn its inventory and accounts receivable as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulty, competition, handset shortages or overages, terrorist acts, decline in consumer confidence and continued weakness in the U.S. economy and other countries in which the company does business and other risk factors are disclosed in the company’s Annual Report on form 10K for fiscal 2003 and the most recently filed quarterly report on form 10Q. Any one, or a combination of these risk factors, could cause CellStar’s actual results to vary materially from anticipated results or other information that we give you today.

Now let me introduce Mr. Robert Kaiser, CellStar’s Chief Executive Officer.

Robert Kaiser:	Thank you, Elaine. Good morning everyone, and thank you for joining us today. With me this morning are the following CellStar executives: Terry Parker, Executive Chairman, Raymond Durham, Senior Vice President and Chief Financial Officer, Elaine Rodriguez, Senior Vice President and General Counsel, Sherrian Gunn, Director of Investor Relations.

I’m sure most of you have read our press release from Monday relating to our Asia Pacific operations. Normally, it’s not our practice to follow up a press release with a conference call, but given the magnitude of the changes, we felt that it was important for management to address our investors and give you the opportunity to ask questions.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

During our second quarter earnings call in July, we discussed several changes in the economy and in the handset industry in Asia and how these changes negatively impacted our business in the region. The changes continue to negatively impact our financial results in the third quarter, and, unfortunately, we see no significant signs of improvement as we move into the fourth quarter. Consequently, we’ve decided not to proceed with the Asia IPO at this time. As a further result of our declining business in the PRC, it becomes imperative for us to be as lean as possible. So we will exit other businesses in the region which have been underperforming for some time. Therefore, we will exit our operations in Singapore and the Philippines by the end of the year.

Dramatic changes in the PRC will require a very different business model in order to assure success in the future. Later in the call, Terry will address these changes in more detail as well as outline our new strategy for Asia.

Revenues for the third quarter in Asia Pacific are estimated to be $76 million, down 53% compared to the second quarter of 2004 with the estimated operating losses in the $7 million to $8 million range, excluding IPO and exit charges. Turning to the balance sheet, we believe our inventories are in reasonably good shape.

Our accounts receivable remain high. At this time, we do not believe that there are any significant collection issues and, in fact, we collected $110 million during the quarter resulting in positive cash flow of approximately $12 million. We remind you these are preliminary estimates. The actual results may differ.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

As you may recall, in March of 2003, we originally announced plans to pursue the Asia IPO. During the second and third quarters of 2003, however, a spread of severe respiratory acute syndrome, SARS, negatively impacted the business environment in the financial markets in Hong Kong and China resulting in a delay of the IPO. Based on the advice of our investment bankers, UBS Warburg, we decided to proceed with the IPO earlier this year targeting a summer of 2004 completion date. Due to the delays in the process of listing the stock on the Stock Exchange of Hong Kong and an unfavorable financial market in Hong Kong, UBS advised the company to delay the IPO until the fall of 2004.

Toward the end of the second quarter of this year, as I mentioned earlier, there was a noticeable shift in the economic landscape in China, as well as a shift in the handset industry that has created a more challenging environment for the industry in the region. As a result, the company will not proceed with the Asia IPO at this time. As a result of this decision, we will record a $2 million charge for deferred IPO expenses in the third quarter.

Also, as I mentioned, we plan to exit our operations in Singapore and the Philippines. These operations have been unprofitable for the last several quarters and were not included in the proposed IPO. As a result of exiting these operations, the company will record a $4 million book loss during the third quarter. The Asian management team is currently exploring potential growth opportunities in the operations in Taiwan; therefore we plan to keep it in the Asian portfolio at this time.

These events will have a significant negative impact on our results in the third quarter. While the IPO expenses and the exit charges are unusual events, our revenues and profits for the next several quarters will continue to be impacted by industry changes in Asia coupled with a reported 40 million excess

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

handsets currently in the channels in Asia. Most of the major manufacturers are overstocked and are cutting prices and running promotions to boost sales. Handset sales in China dropped 23%, year over year, in the second quarter and a significant pick up is not expected until inventories return to more normal levels.

While the outlook in Asia for the near term is concerning, we are aggressively pursuing an exciting new strategy in Asia that we believe will allow us to restore the region back to profitability. With that, I’ll turn the call over to Terry to give you some background on our operations and an overview of the environment and an outline of our new strategy in Asia.

Terry Parker:	Thanks, Robert. Good morning everyone. Since our initial entry in Asia in 1993, we have been very successful. We entered Hong Kong in 1993, Singapore, the Philippines and Taiwan in 1995 and the Peoples Republic of China in 1997. In recent years, Asia Pacific has represented approximately 50% of the company’s total revenues, and approximately 80% of the revenues in Asia Pacific have been generated by China.

While we have experienced extraordinary growth in China since entering the market in ‘97, local laws have limited our ability to operate in the region as a foreign-owned company. As a result, the success of our operation has been largely due to strong relationships that our Asian management team has built with the distribution channel through which we distribute our products. The reputation, loyalty and trust that they have built with our customers are the cornerstone of the business that we’ve created in the region.

Our distribution channel in China consists of 73 local distributors. Approximately 95% of our total revenues in China are generated by 26 of these local distributors. We have cooperative agreements with these local

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

distributors that allow them to establish wholesale and retail operations using CellStar’s trademarks. Under the terms of these agreements, CellStar provides services, sales support, training and access to promotional materials for use in their operations.

As a result of these arrangements, approximately 1,700 retail points of sale in the PRC display the CellStar name and trademarks. In exchange, the distributors agree to purchase, only from CellStar, those products sold by CellStar. In addition to these branded retail outlets, an additional 15,000 outlets in China carry CellStar products.

Recent changes in the economic environment in China have threatened the business model under which we’ve operated for the last seven years. During the past 12 to 14 months, China’s economy has grown at an accelerated rate which has caused the government to take steps to cool down the rapid growth.

A recent Chinese news article speculated that the country could experience its first interest rate increase in nine years. During the second quarter of this year, the Chinese government implemented tighter credit controls in an attempt to cool down the rapid economic growth in the country. These credit controls continue to impact consumer sentiment in the marketplace and to severely impact our business.

Nokia, one of our largest suppliers in China, lowered its handset prices across the board in an effort to boost its declining market share. Nokia’s move further triggered a chain reaction in the handset market in China as several other suppliers followed with handset price reductions, as well. In spite of these actions by manufacturers, there’s a considerable buildup of excess handsets in the China distribution channel. Some estimates place it as high as 40 million excess handsets.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

As Robert said earlier, handset sales in China have dropped, and we don’t expect to see inventories returning to more normal levels for a while. China’s handset market has recently undergone some additional dramatic structural changes. While there is enormous growth opportunity in China, the growth rate of the handset market in major cities is beginning to slow down as penetration rates increase.

Historically, our revenue growth has come from subscriber additions and handset replacements, primarily in the major cities. In order to continue to grow, we believe that we need to further extend distribution in the smaller provinces outside of the major cities. In addition, there has been a dramatic shift in the role of the carrier in the handset market. To increase penetration, they have begun to subsidize handsets, something they have not historically done.

As competition in the handset industry intensifies, many manufacturers have begun to explore shipping large volumes of handsets directly to retailers, in particular, to large scale superstores and to provisional distributors. This shift in strategy will move the manufacturers closer to the end user thereby reducing the layers of distribution and limiting the manufacturers’ use of national distributors.

In an effort to accommodate these changing market conditions, we are encouraging our local distribution customers to sell directly to superstores and other retail outlets in major cities. We are also encouraging them to extend their presence in the smaller cities and the countryside. In doing so, however, we have experienced a substantial increase in accounts receivable as a result of the extension of longer credit terms to accommodate both carriers and retailers.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

The handset market in China’s major cities is slowly beginning to look more like the U.S. handset market. Superstores are emerging, carriers are beginning to subsidize handsets, and major manufacturers are beginning to sell handsets directly to retailers and carriers. Fortunately, we can draw upon our knowledge and capabilities and experience in the U.S. market to help us be successful in China.

In spite of these recent developments, we believe that there’s still enormous growth opportunity in China. The five year growth outlook is forecasted to significantly outpace the United States, Japan and Western Europe. Due to the steady improvement of manufacturing and export industries, new wealth is being generated, and the outlook for domestic consumption is still strong. The handset market continues to show growth potential. Subscribers are expected to reach 405 million by 2007, up significantly from 269 million at the end of 2003.

While the penetration rate in major cities is approximately 60%, the overall penetration rate in the PRC is only about 21% compared to 55% in the U.S. and 90% in parts of Europe. This represents a significant growth opportunity in the smaller cities and in the countryside of China.

Over the last few months, we have worked with our Asian management team reviewing our options and fine tuning our strategy. We believe that in order to continue to be successful in China, given the current market changes, it’s necessary for CellStar to move further into the distribution channel, specifically into the retail sector. We are currently negotiating with several of our largest local distributors to enter into joint ventures to operate retail locations in China. This investment will allow us to participate in both the retail and wholesale activities of several of our largest customers.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

We believe that this strategy will allow us to shift a portion of our handset business into the retail sector, thereby reducing layers of distribution and improving profits. CellStar currently provides approximately 45% of the total product sold by eight of our largest local distributors. The new strategy will allow us to not only continue to participate in the wholesale sales for these customers, but also participate in the retail portion of their business which typically has higher margins.

As a result of the investment, we can provide the local distributors with resources and finances they currently lack as well as the national recognition and backing of the CellStar brand, which is extremely popular and strong in China. We also believe that the investment will elevate our retail presence in China and allow us to build stronger relationships with carriers as they become more dominant players in the handset industry.

The investment will also facilitate the company’s growth outside the major Chinese cities. As manufacturers in the PRC move toward a more direct-to-retail distribution model, our strategy will allow the company to remain a key player in the marketplace.

We anticipate that these joint ventures will be asset-based investments in which the company will have a majority ownership. The investment will be on a phased in approach over a two-year period. Successful completion of certain operating milestones will be required to proceed onto the next level of investment to ensure the strategy is working. The due diligence and approval process on the first phase is expected to be completed by the end of this year, and we plan to have one or two joint ventures in each of our four regions of China by the end of 2005.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

Of course, all of these transactions are subject to due diligence and approval by the PRC authorities, the boards of directors of each of the participating companies and approval of the company’s lenders. Therefore, there can be no absolute assurance that the transactions will take place. However, the company is committed to this new strategy and plans to move as quickly as possible.

We have always believed that an ownership position in the distribution channel was a key to our continued success in China. However, until China began to relax its prohibition on foreign participation in wholesale and retail sectors in accordance with its commitment to participate in the World Trade Organization, this was not possible. Historically, laws and regulations in China have prohibited us from operating as a wholesaler or a retailer in the domestic market.

As a result, our trading activities are currently carried out in a bonded zone which has the requisite government licenses to conduct trading activities between businesses located within and outside the zone. The company’s trade activities in the bonded zone inevitably limits the company’s ability to explore the full market potential of the distribution business in China.

As a result of China’s entry in the WTO, many of the restrictions on wholesale, retail and franchising in the telecommunications sector will be lifted by the end of the year allowing us to pursue in-country ownership positions. As of June 1 of this year, foreign investors can now set up joint ventures with majority control in the distribution sector including wholesale, retail, and import/export. And beginning December 1 of this year, foreign investors will be able to set up wholly owned subsidiaries to operate wholesale, retail and import/export businesses.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

CellStar will be among the first foreign companies in China to take advantage of these new trade laws. We are very excited about the new opportunity, and I can assure you that our key customers are equally excited.

This morning, we’ve tried to convey to you the urgency and criticality of our situation in China. We look forward to keeping you updated on this new strategy, and we welcome you to join us for our third quarter earnings conference call in mid October. Now we’ll give you an opportunity to ask your questions.

Operator:	Once again, if you have a question during the Q&A, you will need to press the star then the number 1 on your push button phone and wait for your name to be announced. As a reminder, if you’re on a speaker phone, please pick up your handset before presenting your question. If your question has already been asked and answered, you may withdraw your question by pressing the number 2 on your push button phone. Web conference listeners may fax questions to Investor Relations at 972-466-0288 or email them to ir@cellstar.com. In fairness to all participants, please limit your inquiries to one question and one follow up until everyone has had a chance to pose their questions.

Your first question comes from the line of Kit Case with Southwest Securities.

Kit Case:	Good morning. With sales down over 50% in the quarter, tell us, what was your customer’s growth - those 26 or 73 distributors - what was their growth during the quarter, generally speaking?

Terry Parker:	Kit, I don’t have the exact numbers, but they were down significantly as well - almost the same as us.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

Kit Case:	So they were still buying the same percentage of product from you.

Terry Parker:	Well, yeah, I think you can draw that conclusion. I would think that logically follows. The glut of inventory in the whole channel, which extends through our distributors as well, has impacted everybody. And our sales are limited to our customers because their sales out are limited. In other words, there’s just not a flow at the moment until that inventory works its way through. They have been selling off of existing inventory, selling that out, but in terms of bringing in new inventory to sell, it’s been reduced like ours was.

Kit Case:	So, how will buying into that network get you into the smaller regions, because right now they’re not there? And how will that get you into the smaller regions, and how will that solve your problem of getting in the big regions against the superstores and such?

Terry Parker:	Well, we’ve got two issues here that are happening at the same time. One is we got an excess supply in the total chain, and that has to be worked out over the next couple quarters and work its way through the system. By the way, that was created – if you look at the fourth quarter in China and the total market was a very good quarter. First quarter was very good. Manufacturers had ramped up production significantly, and then things began to happen in the second quarter and that’s what caused this glut to happen. So it will work its way out. That is not a permanent structural issue.

When it comes to expanding our operations through our local distributors, one of the opportunities available to us jointly – and we need them because of their presence and their ability to expand locality. And they need us because of our access to product and our carrier relationships. Just to mention one opportunity that’s in front of us - and it’s very exciting - as China Mobile gets more into bundling service and products, they have operational facilities around the country where customers can come in and pay a bill.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

They can get some service done and that kind of thing. They’re going to begin to sell – they want to sell their handsets, their subsidized handsets, in those company locations. They are proposing to us that we, that through this new joint venture, become an operator of those kinds of facilities for them. And they’re not all in large cities, obviously. They’re spread out across the region.

So, by working together, leveraging our relationship with the carrier, the local distributors presence in the province, we can extend out and take over this business opportunity for China Mobile, operate it for them, sell products and make a retail margin on those products in that environment. That’s just one example of how the extension happens.

The local distributors, their expansion is somewhat limited by some of the characteristics I mentioned - some of the things I mentioned. They don’t have all the financing they need. We can provide the additional financing. They need additional training and resources which we can provide and, of course, product.

Kit Case:	Okay, as far as the inventory, what percent of that, would you say, is domestic product?

Terry Parker:	Our inventory at the end of the third quarter…

Kit Case:	I’m talking about the industry.

Terry Parker:	Oh, in the industry of that roughly 40 million handsets? I would say the majority, clearly, is locally manufactured product, well over half. But I couldn’t give you a good estimate, you know, a point estimate. But I know it’s well over half.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

Kit Case:	All right. Thank you.

Operator:	Your next question comes from the line of Evan Marwell with Criterion Capital.

Evan Marwell:	Good morning, guys.

All:	Good morning.

Evan Marwell:	A couple questions. First, what kind of investment is going to be required to pursue this new strategy of getting into the retail side of things? What kind of capital are you looking at having to deploy?

Terry Parker:	Well, let me say this, that the exact numbers aren’t known at this point. We’re still working through some of that. We’ve got a good feel for it, and I think the easiest way to answer the question is to say that we’re confident that the funds required are available in China. They’re available because of existing lines of credit in China as well as internal cash flow. And we will not have to finance the operation from outside of the country or raise any substantial, different financing of any type. So, it’s modest enough that we can handle it through existing credit lines and internally generated funds in China.

Evan Marwell:	Okay. Second question. In terms of the carriers starting to subsidize handsets, what is the impact of that on your financials in terms of do ASPs change, do your margins change? How does that impact what’s going on?

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

Terry Parker:	Well, basically, what’s happening is the – take China Mobile. They’re buying currently, seven handset models from – a total of seven models from four manufacturers. And they buy the product, or they negotiate a price from the manufacturer. Then when we buy that product from the manufacturer and our distribution channel sells it, we sell it at a retail price and the subsidy is reimbursed to our channel by China Mobile.

The first impact is that that process is currently taking upward of 90 days, in some cases a little longer. So what was a real short cash conversion cycle for us has elongated a little bit because China Mobile’s not turning that money around to our customer and, in turn, our customer to us, as quickly as we’ve had in previous situations.

Obviously, China Mobile’s good credit, but the extension means that we have to finance that receivable for a little bit longer period of time. Fortunately, the interest rates in China are low, and it’s not a huge, huge problem. But it has extended our receivables. As a result, our cash conversion cycle’s a little longer, and it has some impact on our profits.

The other factor is, currently, the margin that China Mobile’s allowing us and our channel to have is slightly lower – about 1% lower than what we were getting, on average, in the direct sale. We’re negotiating to get that improved with that. And we’re cautiously optimistic that, in the future, we’ll see that margin improve slightly as we take over more and more opportunities for China Mobile.

And our strategy is to become a major retailer for China Mobile for all of their things. That gives us increased leverage and opportunity to increase the margin, and we’re cautiously optimistic we’ll be able to do that in the not-too-distant future. So that’s the two major impacts of China Mobile.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

There’s another indirect impact and that is that as this was initially launched - and we’re just really in the first two or three months of this major subsidy by China Mobile, - the word gets out to the marketplace and says China Mobile is going to offer phones than you can get at your local retail store. So there’s an automatic suppression in the marketplace as customers wait to see what they can get, see if they can get a better deal. So that has had an indirect effect of slowing down sales as well.

Evan Marwell:	Okay, third question. Last time, with SARS, one of the consequences for you guys ended up being that a few quarters later, you had to take a fairly substantial inventory write down on a bunch of, I think, NEC handsets…

Terry Parker:	That’s right.

Evan Marwell:	Because they got dated and the Chinese market is focused on, sort of, you know, the new thing and they want the new handset. Given that the carrier, I’m sorry, the handset manufacturers are seemingly increasing the pace at which they introduce new, snazzy models, does this situation mean that we should expect another write down like that in a couple quarters?

Terry Parker:	We don’t believe so. We have – and you’re correct. You point to what happened after SARS and some inventory aged. This quarter, in the third quarter, we pushed out a fairly large amount of product and actually took somewhat of a loss on that product, which is why our operating loss for the third quarter is what it is. We were unable to get as much price protection and coverage from the manufacturers as we had hoped. But we felt it was better to take that loss and get rid of the inventory now rather than hold on to it until later. So, we’re in a much better position with this overstock situation than we were in the SARS period.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

Evan Marwell:	Okay, so this time around, your inventories are significantly lower than they were with the SARS situation?

Robert Kaiser:	Evan, this is Robert. Yeah, one of things, coming out of SARS, you know, most of the inventory adjustment that we took was really related to one product (the NEC) product as you identified. You didn’t see us doing any significant adjustments across the board. You know, we really think that we’ve gotten our inventories, as I said earlier, in pretty good shape right now. The other thing is as we enter the fourth quarter, you’re not seeing us buy very aggressively right now. So, again, we really think that we’re going to manage the inventory where you don’t see a repeat of what we did with the NEC product.

Terry Parker:	One other thing I would add to that, Robert, is that at the end of Q2, ‘03, which is the most representative point we’ve got for SARS, our inventory in China was about 96 million. And at the end of Q3, ‘04, our inventory’s down below 44 million. So it is substantially lower

Man:	(Unintelligible).

Evan Marwell:	Okay, great. Thank you very much.

Man:	Thank you.

Operator:	Once again, if you have a question, you will need to press the star then the number 1 on your push button phone and wait for your name to be announced. As a reminder, if you’re on a speaker phone, please pick up your handset before presenting your question.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

Robert Kaiser:	Operator, if there’s no more questions, we’ll close the conference call.

Operator:	Sir, you have a follow up question from the line of Kit Case with Southwest Securities.

Robert Kaiser:	Okay.

Kit Case:	One follow up. With this condition in the third quarter, what would you say that mostly due, or what percentage would be due to just the economic conditions and the inventory conditions in the industry, or would you say the structural changes of superstores coming in and your customers losing market share to the superstores?

Terry Parker:	By far, the biggest impact in the third quarter is the overstock and the economics in China. They far outweigh the structural changes. The structural changes we need to address now because we don’t want to get behind that power curve. But the immediate third quarter problem is overwhelmingly related to the excesses in the marketplace and the current economics.

Kit Case:	Okay. Thank you.

Robert Kaiser:	Thank you.

Operator:	At this time, there are no further questions.

Robert Kaiser:	Okay operator, then we’ll conclude the call.

Terry Parker:	Thanks, everyone.

CELLSTAR IR

Moderator: Elaine Rodriguez

09-22-04/8:30 am CT

Confirmation #255837

Operator:	Ladies and gentlemen, this concludes today’s conference call. A rebroadcast of this management review will be available one hour after the conclusion of today’s call until 6 pm on Wednesday, September 29, 2004.

The domestic dial-in number is 800-642-1687. The reservation number is 255837. This rebroadcast is also available for the next 30 days through the CellStar Investor Relations site at www.cellstar.com or through PR Newswire at www.videonewswire.com.

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